Exhibit 3.1

DEAN HELLER

Secretary of State

204 North Carson Street, Suite 1

Carson city, Nevada 89701-4299

(775) 684 5708

Website: secretaryofstate.biz

Certificate of Correction (PURSUANT TO NRS 78, 78A, 80, 81 82, 84, 86, 87, 58, 88A, 89 and 92a)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:
Claremont Technologies Corp.

2. Description of the original document for which correction is being made:
Certificate Pursuant to NRS 78.209; Certificate of Correction

3. Filing date of the original document for which correction is being made: 06/01/06; 7/25/06

4. Description of the inaccuracy or defect.

The Company attempted to increase its authorized shares of common stock from 100,000,000 shares to 150,000,000 shares, pursuant to NRS 78.207 and 78.209, and initially pursuant to a board resolution only.  However, this was an incorrect statute upon which to rely, and the Company attempted to correct that action by having the majority shareholders approve the increase in authorized shares pursuant to majority shareholder consent and NRS 78.320.  However, the shareholder approval was incorrect, as the communication to the Company’s shareholders did not receive preapproval from the SEC.

5.

Correction of the inaccuracy or defect.

The Company restates its Articles as they were immediately prior to June 1, 2006, which authorize the issuance of up to 100,000,000 shares of common stock and up to 50,000,000 shares of preferred stock.

6. Signature: ________________________________ Authorized Signature Title * Date

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM Correction 2003
Revised on 10/03/05